Exhibit 99.1

Anworth Announces Quarterly Dividends

SANTA MONICA, Calif.--(BUSINESS WIRE)--October 16, 2008--Anworth Mortgage Asset Corporation (NYSE: ANH) announced today that its board of directors declared a quarterly common stock dividend of $0.25 per share for the third quarter of 2008. The common stock dividend is payable on November 19, 2008 to common stockholders of record as of the close of business on October 31, 2008.

Also, in accordance with the terms of Anworth’s 8.625% Series A Cumulative Preferred Stock, or Series A Preferred Stock, the board of directors declared a Series A Preferred Stock dividend of $0.539063 per share for the fourth quarter of 2008. The Series A Preferred Stock dividend is payable on January 15, 2009 to holders of record of Series A Preferred Stock as of the close of business on December 31, 2008. The dividend reflects the accrual from October 1, 2008 through December 31, 2008, or 90 days of a 360-day year.

Also, in accordance with the terms of Anworth’s 6.25% Series B Cumulative Convertible Preferred Stock, or Series B Preferred Stock, the board of directors declared a Series B Preferred Stock dividend of $0.390625 per share for the fourth quarter of 2008. The Series B Preferred Stock dividend is payable on January 15, 2009 to holders of record of Series B Preferred Stock as of the close of business on December 31, 2008. The dividend reflects the accrual from October 1, 2008 through December 31, 2008, or 90 days of a 360-day year.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust which invests in agency mortgage assets including mortgage pass-through certificates, collateralized mortgage obligations and other real estate securities. Anworth generates income for distribution to stockholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. The Company’s common stock is traded on the New York Stock Exchange under the symbol ANH.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, certain Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

CONTACT:
Anworth Mortgage Asset Corporation
John T. Hillman, 310-255-4438 or 310-255-4493
jhillman@anworth.com
http://www.anworth.com